Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112-0015
212.653.8700 main
212.653.8701 fax
www.sheppard.com

September 11, 2026

VIA ELECTRONIC MAIL

Gaxos.ai Inc.

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Gaxos.ai Inc., a Nevada corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of up to an aggregate of 6,165,691 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Gaxos.ai Inc. (the “Company,” “we,” “us” or “our”) comprised of (i) up to 6,015,308 shares of Common Stock issuable upon the exercise of outstanding common stock purchase warrants at an exercise price of $0.95 per share for a term of three years from the date of issuance (the “New Warrants”); and (ii) up to 150,383 shares of Common Stock issuable upon the exercise of outstanding placement agent warrants at an exercise price of $1.50 per share for a term of three years from the date of issuance (the “Placement Agent Warrants” and together with the New Warrants, the “Warrants”). The New Warrants were issued pursuant to an inducement offer letter agreement by and between us and the Selling Stockholders named therein, dated August 14, 2026 (the “Inducement Letter”). The Placement Agent Warrants were issued to H.C. Wainwright & Co., LLC, or its designees, pursuant to its engagement as exclusive placement agent in connection with the transactions contemplated by the Inducement Letter (the “Placement Agent”)..

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a. the Registration Statement, including the prospectus contained therein and all exhibits thereto;

b. the Inducement Letter;

c. the New Warrants;

f. the Placement Agent Warrants;

e. the Articles of Incorporation of the Company, as amended and presently in effect (the “Charter”);

f. the Bylaws of the Company as presently in effect (the “Bylaws”); and

g. certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares being registered pursuant to the Registration Statement.

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112-0015
212.653.8700 main
212.653.8701 fax
www.sheppard.com

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The New Warrants and the Placement Agent Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Shares are delivered and paid for in accordance with the terms of the applicable Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid, and non-assessable.

Our opinion set forth in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

The opinion we render herein is limited to those matters governed by the State of New York and the NRS as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. We express no opinion as to matters governed by any laws other than the State of New York or the NRS.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP